THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE
         SECURITIES ACT OF 1933, AS AMENDED ("1933 ACT") OR ANY STATE SECURITIES LAWS AND SHALL NOT BE SOLD, PLEDGED, HYPOTHECATED, DONATED, OR OTHERWISE TRANSFERRED, WHETHER OR NOT FOR CONSIDERATION, BY THE HOLDER EXCEPT UPON THE ISSUANCE TO THE COMPANY OF A FAVORABLE OPINION OF ITS COUNSEL OR THE SUBMISSION TO THE COMPANY OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO COUNSEL FOR THE COMPANY, IN EITHER CASE, TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE 1933 ACT AND APPLICABLE STATE SECURITIES LAWS.

                             TELENETICS CORPORATION

                          Common Stock Purchase Warrant
                                       to
                             Purchase 11,029 Shares
                                       of
                                  Common Stock

                This Common Stock Purchase Warrant is issued to:

                               MR. MICHAEL TAGLICH
                           c/o Taglich Brothers, Inc.
                           1370 Avenue of the Americas
                               New York, NY 10019

by TELENETICS CORPORATION, a California corporation (hereinafter called the "Company," which term shall include its successors and assigns).

         FOR VALUE RECEIVED and subject to the terms and conditions hereinafter set out, the registered holder of this Warrant as set forth on the books and records of the Company (the "Holder") is entitled upon surrender of this Warrant to purchase from the Company eleven thousand twenty-nine (11,029) fully paid and nonassessable shares of Common Stock, no par value (the "Common Stock"), at the Exercise Price (as defined below) per share.

         This Warrant shall expire at the close of business on January 23, 2006.

         1. (a) The right to purchase shares of Common Stock represented by this Warrant may be exercised by the Holder, in whole or in part, by the surrender of this Warrant (properly endorsed if required) at the principal office of the Company at 25111 Arctic Ocean, Lake Forest, California 92630 (or such other office or agency of the Company as it may designate by notice in writing to the Holder at the address of the Holder appearing on the books of the Company), and upon payment to the Company, by cash or by certified check or bank draft, of the Exercise Price for such shares. The Company agrees that the shares of Common Stock so purchased shall be deemed to be issued to the Holder as the record owner of such shares of Common Stock as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such shares of Common Stock as aforesaid. Certificates for the shares of Common Stock so purchased (together with a cash adjustment in lieu of any fraction of a share) shall be delivered to the Holder within a reasonable time, not exceeding ten
(10) business days, after the rights represented by this Warrant shall have been so exercised, and, unless this Warrant has expired, a new Warrant representing the number of shares of Common Stock, if any, with respect to which this Warrant shall not then have been exercised, in all other respects identical with this Warrant, shall also be issued and delivered to the Holder within such time, or, at the request of the Holder, appropriate notation may be made on this Warrant and the same returned to the Holder.

                (b) This Warrant may be exercised , subject to Section 4 hereof, to acquire, from and after the date hereof, the number of shares of Common Stock set forth on the first page hereof; provided, however, the right hereunder to purchase such shares of Common Stock shall expire at the close of business on January 23, 2006.

         2. This Warrant is being issued by the Company to Taglich Brothers, Inc. ("Taglich Brothers"), or its designee, pursuant to a letter agreement between the Company and Taglich Brothers, dated as of January 23, 2001 (the "Letter Agreement"), whereby the Company agreed to issue a five (5) year warrant, exercisable at the Exercise Price per share to Taglich Brothers or its designee, to purchase 11,029 shares of Common Stock as compensation for using its best efforts to privately place $75,000 in principal amount of 6.5% convertible junior subordinated debentures of the Company due April 23, 2003. The designee shall have the right after issuance of this Warrant to divide up this Warrant with other employees at Taglich Brothers.

         3. The Company covenants and agrees that all Common Stock upon issuance against payment in full of the Exercise Price by the Holder pursuant to this Warrant will be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof. The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will have at all times authorized, and reserved for the purpose of issue or transfer upon exercise of the rights evidenced by this Warrant, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant, and will procure at its sole expense upon each such reservation of shares the listing thereof (subject to issuance or notice of issuance) on all stock exchanges on which the Common Stock is then listed or inter-dealer trading systems on which the Common Stock is then traded, provided, however, that the Company currently does not have sufficient authorized and unissued shares of Common Stock which are not otherwise reserved for issuance, to reserve for issuance upon exercise of the Warrant. The Company will take all such action as may be necessary to assure that such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock may be listed or inter-dealer trading system on which the Common Stock is then traded. The Company will not take any action which would result in any adjustment in the number of shares of Common Stock purchasable hereunder if the total number of shares of Common Stock issuable pursuant to the terms of this Warrant after such action upon full exercise of this Warrant and, together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon exercise of all options and other rights to purchase shares of Common Stock then outstanding, would exceed the total number of shares of Common Stock then authorized by the Company's Certificate of Incorporation, as then amended.

         4. The Holder shall have no right to exercise its rights as provided for herein until the Company has authorized and reserved for issuance a sufficient number of shares of Common Stock to cover the total amount of shares of Common Stock issuable pursuant to the terms of this Warrant.

         5. The Company hereby covenants to use its best efforts to gain shareholder approval to increase the number of authorized shares of Common Stock from 25,000,000 shares to 50,000,000 shares at its upcoming special meeting of shareholders, scheduled for January 26, 2001 and which shall occur no later than July 2, 2001. If the Company is unable to obtain its shareholders' approval of the foregoing proposal by July 2, 2001, the Company shall pay to the Holder in cash an amount equal to the product of (i) the positive difference, if any, between the closing price of the Common Stock on the date the Holder sends written notice to the Company that it intends to exercise the Warrant and the Exercise Price on such date, and (ii) the number of shares of Common Stock as to which the Holder intends to purchase under the Warrant as evidenced in such written notice.

         6. The initial exercise price is $0.81 per share of Common Stock (the "Initial Exercise Price").

The Initial Exercise Price shall be adjusted as provided for below in this
Section 6 (the Initial Exercise Price, and the Initial Exercise Price as thereafter then adjusted, shall be referred to as the "Exercise Price") and the Exercise Price from time to time shall be further adjusted as provided for below in this Section 6. Upon each adjustment of the Exercise Price, the Holder shall thereafter be entitled to receive upon exercise of this Warrant, at the Exercise Price resulting from such adjustment, the number of shares of Common Stock obtained by (i) multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares of Common Stock purchasable hereunder immediately prior to such adjustment, and (ii) dividing the product thereof by the Exercise Price resulting from such adjustment. The Exercise Price shall be adjusted as follows:

                           (i) In the case of any amendment to the Articles of
                  Incorporation of the Company to change the rights, privileges, restrictions or conditions in respect to the Common Stock or division of the Common Stock, this Warrant shall be adjusted so as to provide that upon exercise thereof, the Holder shall receive, in lieu of each Common Stock theretofore issuable upon such exercise, the kind and amount of shares, other securities, money and property receivable upon such, change or division by the Holder issuable upon such exercise had the exercise occurred immediately prior to such designation, change or division. This Warrant shall be deemed thereafter to provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this
                  Section 6. The provisions of this Subsection 6(i) shall apply in the same manner to successive reclassifications, changes, consolidations and mergers.

                           (ii) If the Company shall at any time subdivide its
                  outstanding shares of Common Stock into a greater number of shares of Common Stock, or declare a dividend or make any other distribution upon the Common Stock payable in shares of Common Stock, the Exercise Price in effect immediately prior to such subdivision or dividend or other distribution shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Exercise Price in effect immediately prior to such combination shall be proportionately increased.

                           (iii) In case the Company shall issue or otherwise
                  sell or distribute shares of Common Stock for a consideration per share in cash or property equal to, or the Company shall issue options or warrants to purchase Common Stock (other than options granted pursuant to the Company's stock option plans for which shares have been reserved for issuance on the date of the hereof) that are exercisable at, or the Company shall issue or otherwise sell or distribute rights to subscribe for or securities convertible into or exchangeable for Common Stock at, a price per share less than the then effective Exercise Price (hereinafter, the "Lower Price"), the Exercise Price then in effect shall automatically be adjusted to equal 120% of the Lower Price. (The per share price of any consideration that is other than cash shall be as reasonably determined by the Board of Directors of the Company including a majority of the Directors who are not officers or employees of the Company or any of its Subsidiaries, whose determination shall be described in a resolution of the Board of Directors.) Notwithstanding the foregoing, in no event shall the Exercise Price ever be increased as a result of this Subsection 6(iii). There will be no adjustment in the event that the Company pays a dividend in cash to its holders of Common Stock; provided, however, the Company will give the holder of this Warrant written notice at least thirty (30) days prior to the record date for the cash dividend, that the Company intends to declare a cash dividend.

                           (iv) If any capital reorganization or
                  reclassification of the capital stock of the Company, or any consolidation or merger of the Company with another corporation or entity, or the sale of all or substantially all of the Company's assets to another corporation or other entity shall be effected in such a way that holders of shares of Common Stock shall be entitled to receive stocks, securities, other evidence of equity ownership or assets with respect to or in exchange for shares of Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale (except as otherwise provided below in this Section 6), lawful and adequate provisions shall be made whereby the Holder shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein, such shares of stock, securities, other evidence of equity ownership or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of this Warrant under this
                  Section 6 had such reorganization, reclassification, consolidation, merger or sale not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holder to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Exercise Price and of the number of shares of Common Stock receivable upon the exercise of this Warrant) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities, other evidence of equity ownership or assets thereafter deliverable upon the exercise hereof (including an immediate adjustment, by reason of such consolidation or merger, of the Exercise Price to the value for the Common Stock reflected by the terms of such consolidation or merger if the value so reflected is less than the Exercise Price in effect immediately prior to such consolidation or merger). Subject to the terms of this Warrant, in the event of a merger or consolidation of the Company with or into another corporation or other entity as a result of which the number of shares of common stock of the surviving corporation or other entity issuable to holders of Common Stock of the Company, is greater or lesser than the number of shares of Common Stock of the Company outstanding immediately prior to such merger or consolidation, then the Exercise Price in effect immediately prior to such merger or consolidation shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Common Stock of the Company. The Company shall not effect any such consolidation, merger or sale, unless, prior to the consummation thereof, the successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument executed and mailed or delivered to the Holder, the obligation to deliver to the Holder such shares of stock, securities, other evidence of equity ownership or assets as, in accordance with the foregoing provisions, the Holder may be entitled to receive or otherwise acquire. If a purchase, tender or exchange offer is made to and accepted by the holders of more than fifty (50%) percent of the outstanding shares of Common Stock of the Company, the Company shall not effect any consolidation, merger or sale with the Person having made such offer or with any Affiliate of such Person, unless prior to the consummation of such consolidation, merger or sale the Holder of this Warrant shall have been given a reasonable opportunity to then elect to receive upon the exercise of this Warrant the amount of stock, securities, other evidence of equity ownership or assets then issuable with respect to the number of shares of Common Stock of the Corporation in accordance with such offer.

                           (v) In case the Company shall, at any time prior to
                  exercise of this Warrant, consolidate or merge with any other corporation or other entity (where the Company is not the surviving entity) or transfer all or substantially all of its assets to any other corporation or other entity, then the Company shall, as a condition precedent to such transaction, cause effective provision to be made so that the Holder of this Warrant upon the exercise of this Warrant after the effective date of such transaction shall be entitled to receive the kind and amount of shares, evidences of indebtedness and/or other securities or property receivable on such transaction by a holder of the number of shares of Common Stock as to which this Warrant was exercisable immediately prior to such transaction (without giving effect to any restriction upon such exercise); and, in any such case, appropriate provision shall be made with respect to the rights and interest of the Holder of this Warrant to the end that the provisions of this Warrant shall thereafter be applicable (as nearly as may be practicable) with respect to any shares, evidences of indebtedness or other securities or assets thereafter deliverable upon exercise of this Warrant. Upon the occurrence of any event described in this Section 6(v), the holder of this Warrant shall have the right to (i) exercise this Warrant immediately prior to such event at an Exercise Price equal to lesser of (1) the then Exercise Price or (2) the price per share of Common Stock paid in such event, or
                  (ii) retain ownership of this Warrant, in which event, appropriate provisions shall be made so that the Warrant shall be exercisable at the Holder's option into shares of stock, securities or other equity ownership of the surviving or acquiring entity.

                  Whenever the Exercise Price shall be adjusted pursuant to this
Section 6, the Company shall issue a certificate signed by its President or Vice President and by its Chief Financial Officer, Assistant Treasurer, Secretary or Assistant Secretary, setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Board of Directors of the Company made any determination hereunder), and the Exercise Price after giving effect to such adjustment, and shall cause copies of such certificates to be mailed (by first-class mail, postage prepaid) to the Holder of this Warrant.

                  No fractional shares of Common Stock shall be issued in connection with any exercise of this Warrant, but in lieu of such fractional shares, the Company shall make a cash payment therefor equal in amount to the product of the applicable fraction multiplied by the Exercise Price then in effect.

         7. In the event the Company grants rights to all shareholders to purchase Common Stock, the Holder shall have the same rights as if this Warrant had been exercised immediately prior to such grant.

         8. The Holder shall, with respect to the shares of Common Stock issuable upon the exercise of this Warrant, have the registration rights and "piggy back" registration rights set forth in the Letter Agreement. Such registration rights and "piggy back" registration rights are incorporated herein by this reference as if such provisions had been set forth herein in full.

         9. This Warrant need not be changed because of any change in the Exercise Price or in the number of shares of Common Stock purchased hereunder.

         10. The terms defined in this paragraph, whenever used in this Warrant, shall, unless the context otherwise requires, have the respective meanings hereinafter specified. The term "Common Stock" shall mean and include the Company's Common Stock, no par value per share, authorized on the date of the original issue of this Warrant and shall also include in case of any reorganization, reclassification, consolidation, merger or sale of assets of the character referred to in paragraph 4 hereof, the stock, securities or assets provided for in such paragraph. The term "Company" shall also include any successor corporation to Telenetics Corporation by merger, consolidation or otherwise. The term "outstanding" when used with reference to Common Stock shall mean at any date as of which the number of shares thereof is to be determined, all issued shares of Common Stock, except shares then owned or held by or for the account of the Company. The term "1933 Act" shall mean the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the Securities and Exchange Commission (the "SEC") or any other Federal agency then administering such securities act, thereunder, all as the same shall be in effect at the time. The term "Affiliate" shall have the meaning ascribed to it in the rules and regulations of the SEC under the 1933 Act.

         11. This Warrant is exchangeable, upon the surrender hereby by the Holder at the office or agency of the Company, for new Warrants of like tenor representing in the aggregate the right to subscribe for and purchase the number of shares of Common Stock which may be subscribed for and purchased hereunder, each of such new Warrants to represent the right to subscribe for and purchase such number of shares of Common Stock as shall be designated by the Holder at the time of such surrender. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant or any such new Warrants and, in the case of any such loss, theft, or destruction, upon delivery of a bond of indemnity, reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender or cancellation of this Warrant or such new Warrants, the Company will issue to the Holder a new Warrant of like tenor, in lieu of this Warrant or such new Warrants, representing the right to subscribe for and purchase the number of shares of Common Stock which may be subscribed for and purchased hereunder.

         12. The Company agrees to use its best efforts to file timely all reports required to be filed by it pursuant to Sections 13 or 15 of the Securities Exchange Act of 1934, as amended, and to provide such information as will permit the Holder to sell this Warrant or any shares of Common Stock acquired upon exercise of this Warrant in accordance with Rule 144 under the 1933 Act.

         13. The Company will at no time close its transfer books against the transfer of this Warrant or of any shares of Common Stock issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant. This Warrant shall not entitle the Holder to any voting rights or any rights as a stockholder of the Company. The rights and obligations of the Company, of the Holder, and of any holder of shares of Common Stock issuable hereunder, shall survive the exercise of this Warrant.

         14. This Warrant sets forth the entire agreement of the Company and the Holder of the Common Stock issuable upon the exercise of this Warrant with respect to the rights of the Holder and the Common Stock issuable upon the exercise of this Warrant, notwithstanding the knowledge of such Holder of any other agreement or the provisions of any agreement, whether or not known to the Holder and the Company represents that there are no agreements inconsistent with the terms hereof or which purport in any way to bind the Holder of this Warrant or the Common Stock.

         15. The validity, interpretation and performance of this Warrant and each of its terms and provisions shall be governed by the laws of the State of New York.

        IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer and dated as of January 23, 2001.


                               TELENETICS CORPORATION


                               By: /S/  Terry S. Parker
                                  ----------------------------------------------
                                    Name: Terry S. Parker
                                    Title: President and Chief Executive Officer